UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 1)*
Complete Production Services, Inc.

(Name of the Issuer)
Common Stock, par value $.01 per share

(Title of Class of Securities)
20453E-10-9

(CUSIP Number)
February 12, 2008

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐       Rule 13d-1(b)
☐       Rule 13d-1(c)
☑       Rule 13d-1(d)
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	20453E-10-9

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SCF-IV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		16,946,231

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		16,946,231

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	16,946,231

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	23.2%

12	TYPE OF REPORTING PERSON

	PN

CUSIP No.	20453E-10-9

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SCF-IV, G.P., LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		16,946,231

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		16,946,231

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	16,946,231

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	23.2%

12	TYPE OF REPORTING PERSON

	PN

CUSIP No.	20453E-10-9

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SCF-VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		681,432

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		681,432

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	681,432

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.9%

12	TYPE OF REPORTING PERSON

	PN

CUSIP No.	20453E-10-9

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SCF-VI, G.P., Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		681,432

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		681,432

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	681,432

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.9%

12	TYPE OF REPORTING PERSON

	PN

CUSIP No.	20453E-10-9

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON L.E. Simmons & Associates, Incorporated

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		17,700,563

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		17,700,563

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	17,700,563

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	24.2%

12	TYPE OF REPORTING PERSON

	CO

CUSIP No.	20453E-10-9

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON L.E. Simmons

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		1,390,530

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		18,864,762

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,390,530

WITH	8	SHARED DISPOSITIVE POWER

		18,864,762

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	20,255,292

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	27.7%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	20453E-10-9

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON LESFP, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,043,545

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		1,043,545

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,043,545

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.4%

12	TYPE OF REPORTING PERSON

	PN

CUSIP No.	20453E-10-9

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON LESGP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas

	5	SOLE VOTING POWER

NUMBER OF		1,043,545

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,043,545

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,043,545

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.4%

12	TYPE OF REPORTING PERSON

	OO

CUSIP No.	20453E-10-9

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON David C. Baldwin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		734,930

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		734,930

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	734,930

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.0%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	20453E-10-9

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Anthony F. DeLuca

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		478,220

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		478,220

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	478,220

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.7%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	20453E-10-9

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Andrew L. Waite

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		783,866

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		783,866

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	783,866

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.1%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	20453E-10-9

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON JWG Management, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Alberta, Canada

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		348,555

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		348,555

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	348,555

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.5%

12	TYPE OF REPORTING PERSON

	CO

CUSIP No.	20453E-10-9

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON John H.W. Geddes

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Canada

	5	SOLE VOTING POWER

NUMBER OF		5,740

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		348,555

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		5,740

WITH	8	SHARED DISPOSITIVE POWER

		348,555

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	354,295

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.5%

12	TYPE OF REPORTING PERSON

	IN

Item 1.

(a)	Name of Issuer: Complete Production Services, Inc.

(b)	Address of Issuer’s Principal Executive Offices:	11700 Old Katy Road, Suite 300 Houston, Texas 77079
Item 2.
(a) This Schedule is filed by: (i) L.E. Simmons, with respect to the shares of Common Stock directly owned by him, SCF-IV, L.P., SCF-VI, L.P., LESFP, Ltd. and L.E. Simmons & Associates, Incorporated; (ii) L.E. Simmons & Associates, Incorporated, with respect to the shares of Common Stock directly owned by it, SCF-IV, L.P. and SCF-VI, L.P.; (iii) SCF-IV, L.P., with respect to the shares of Common Stock directly owned by it; (iv) SCF-IV, G.P., LLC, with respect to the shares of Common Stock directly owned by SCF-IV, L.P.; (v) SCF-VI, L.P., with respect to the shares of Common Stock directly owned by it; (vi) SCF-VI, G.P., Limited Partnership, with respect to the shares of Common Stock directly owned by SCF-VI, L.P.; (vii) LESFP, Ltd., with respect to the shares of Common Stock directly owned by it; (viii) LESGP, LLC, with respect to the shares of Common Stock directly owned by LESFP, Ltd.; (ix) David C. Baldwin with respect to the shares of Common Stock directly owned by him; (x) Anthony F. DeLuca with respect to the shares of Common Stock directly owned by him; (xi) Andrew L. Waite with respect to the shares of Common Stock directly owned by him; (xii) John H.W. Geddes with respect to the shares of Common Stock directly owned by him and JWG Management, Ltd.; and (xiii) JWG Management, Ltd. with respect to the shares of Common Stock directly owned by it.
(b) The address of the principal business office of the parties referred to in paragraph (a) of this Item 2 is 600 Travis, Suite 6600, Houston, Texas 77002.
(c) L.E. Simmons, David C. Baldwin, Anthony F. DeLuca and Andrew Waite are United States citizens. John H.W. Geddes is a Canadian citizen. L.E. Simmons & Associates, Incorporated is a corporation organized under the laws of the State of Delaware. SCF-IV, L.P., SCF-VI, L.P., and SCF-VI, G.P., Limited Partnership are limited partnerships organized under the laws of the State of Delaware. SCF-IV, G.P., LLC is a limited liability company organized under the laws of the State of Delaware. LESFP, Ltd. is a limited partnership organized under the laws of the State of Texas. LESGP, LLC is a limited liability company organized under the laws of the State of Texas. JWG Management, Ltd. is a corporation organized under the laws of the province of Alberta, Canada.
(d) Title of Class of Securities: Common Stock
(e) CUSIP Number: 20453E-10-9
Item 3. If this statement is filed pursuant to §240.13d-1(b) or §240.13d-2(b) or (c), check whether the person filing is a:
(a)	☐ Broker or dealer registered under Section 15 of the Act.

(b)	☐ Bank as defined in section 3(a)(6) of the Act.

(c)	☐ Insurance company as defined in section 3(a)(19) of the Act.

(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940.

(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)	☐ A parent holding company or control person in accordance with §240.13d-1(b)(ii)(G).

(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	☐ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

(j)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).
Item 4. Ownership

A.	SCF-IV, L.P.
(a)	Amount Beneficially Owned: 16,946,231

(b)	Percent of Class: 23.2%[1]

(c)	Number of shares as to which the person has:
(i)	sole power to vote or to direct the vote: 0

(ii)	shared power to vote or to direct the vote: 16,946,231

(iii)	sole power to dispose or to direct the disposition of: 0

(iv)	shared power to dispose or to direct the disposition of: 16,946,231
B.	SCF-IV, G.P., LLC[2]
(a)	Amount Beneficially Owned: 16,946,231

(b)	Percent of Class: 23.2%[1]

(c)	Number of shares as to which the person has:
(i)	sole power to vote or to direct the vote: 0

(ii)	shared power to vote or to direct the vote: 16,946,231

(iii)	sole power to dispose or to direct the disposition of: 0

(iv)	shared power to dispose or to direct the disposition of: 16,946,231
C.	SCF-VI, L.P.
(a)	Amount Beneficially Owned: 681,432

(b)	Percent of Class: 0.9%[1]

(c)	Number of shares as to which the person has:
(i)	sole power to vote or to direct the vote: 0

(ii)	shared power to vote or to direct the vote: 681,432

(iii)	sole power to dispose or to direct the disposition of: 0

(iv)	shared power to dispose or to direct the disposition of: 681,432
D.	SCF-VI, G.P., Limited Partnership[3]
(a)	Amount Beneficially Owned: 681,432

(b)	Percent of Class: 0.9%[1]

(c)	Number of shares as to which the person has:

(i)	sole power to vote or to direct the vote: 0

(ii)	shared power to vote or to direct the vote: 681,432

(iii)	sole power to dispose or to direct the disposition of: 0

(iv)	shared power to dispose or to direct the disposition of: 681,432
E.	L.E. Simmons & Associates, Incorporated[4]
(a)	Amount Beneficially Owned: 17,700,563

(b)	Percent of Class: 24.2%[1]

(c)	Number of shares as to which the person has:
(i)	sole power to vote or to direct the vote: 0

(ii)	shared power to vote or to direct the vote: 17,700,563

(iii)	sole power to dispose or to direct the disposition of: 0

(iv)	shared power to dispose or to direct the disposition of: 17,700,563
F.	L.E. Simmons[5]
(a)	Amount Beneficially Owned: 20,255,292

(b)	Percent of Class: 27.7%[1]

(c)	Number of shares as to which the person has:
(i)	sole power to vote or to direct the vote: 1,390,530

(ii)	shared power to vote or to direct the vote: 18,864,762

(iii)	sole power to dispose or to direct the disposition of: 1,390,530

(iv)	shared power to dispose or to direct the disposition of: 18,864,762
G.	LESFP, Ltd.[6]
(a)	Amount Beneficially Owned: 1,043,545

(b)	Percent of Class: 1.4%[1]

(c)	Number of shares as to which the person has:
(i)	sole power to vote or to direct the vote: 0

(ii)	shared power to vote or to direct the vote: 1,043,545

(iii)	sole power to dispose or to direct the disposition of: 0

(iv)	shared power to dispose or to direct the disposition of: 1,043,545

H.	LESGP, LLC[7]
(a)	Amount Beneficially Owned: 1,043,545

(b)	Percent of Class: 1.4%[1]

(c)	Number of shares as to which the person has:
(i)	sole power to vote or to direct the vote: 1,043,545

(ii)	shared power to vote or to direct the vote: 0

(iii)	sole power to dispose or to direct the disposition of: 1,043,545

(iv)	shared power to dispose or to direct the disposition of: 0
I.	David C. Baldwin[8]
(a)	Amount Beneficially Owned: 734,930

(b)	Percent of Class: 1.0%[1]

(c)	Number of shares as to which the person has:
(i)	sole power to vote or to direct the vote: 734,930

(ii)	shared power to vote or to direct the vote: 0

(iii)	sole power to dispose or to direct the disposition of: 734,930

(iv)	shared power to dispose or to direct the disposition of: 0
J.	Anthony F. DeLuca[9]
(a)	Amount Beneficially Owned: 478,220

(b)	Percent of Class: 0.7%[1]

(c)	Number of shares as to which the person has:
(i)	sole power to vote or to direct the vote: 478,220

(ii)	shared power to vote or to direct the vote: 0

(iii)	sole power to dispose or to direct the disposition of: 478,220

(iv)	shared power to dispose or to direct the disposition of: 0
K.	Andrew L. Waite[10]
(a)	Amount Beneficially Owned: 783,866

(b)	Percent of Class: 1.1%[1]

(c)	Number of shares as to which the person has:

(i)	sole power to vote or to direct the vote: 783,866

(ii)	shared power to vote or to direct the vote: 0

(iii)	sole power to dispose or to direct the disposition of: 783,866

(iv)	shared power to dispose or to direct the disposition of: 0
L.	JWG Management, Ltd.[11]
(a)	Amount Beneficially Owned: 348,555

(b)	Percent of Class: 0.5%[1]

(c)	Number of shares as to which the person has:
(i)	sole power to vote or to direct the vote: 0

(ii)	shared power to vote or to direct the vote: 348,555

(iii)	sole power to dispose or to direct the disposition of: 0

(iv)	shared power to dispose or to direct the disposition of: 348,555
M.	John H.W. Geddes[12]
(a)	Amount Beneficially Owned: 354,295

(b)	Percent of Class: 0.5%[1]

(c)	Number of shares as to which the person has:
(i)	sole power to vote or to direct the vote: 5,740

(ii)	shared power to vote or to direct the vote: 348,555

(iii)	sole power to dispose or to direct the disposition of: 5,740

(iv)	shared power to dispose or to direct the disposition of: 348,555

1.	For purposes of calculating the percentage ownership of the class of Common Stock, the number of shares outstanding of the Issuer’s Common Stock is 73,000,074 as of November 1, 2007.

2.	Includes 16,946,231 shares of Common Stock owned directly by SCF-IV, L.P. SCF-IV, G.P., LLC is the sole member of SCF-IV, L.P. and has the power to direct the affairs of SCF-IV, L.P., including decisions respecting the voting and disposition of the shares of Common Stock of Complete Production Services, Inc. held by SCF-IV, L.P.

3.	Includes 681,432 shares of Common Stock owned directly by SCF-VI, L.P. SCF-VI, G.P., Limited Partnership is the general partner of SCF-VI, L.P. and has the power to direct the affairs of SCF-VI, L.P., including decisions respecting the voting and disposition of the shares of Common Stock of Complete Production Services, Inc. held by SCF-VI, L.P.

4.	Includes 16,946,231 shares of Common Stock owned directly by SCF-IV, L.P., 681,432 shares of Common Stock owned directly by SCF-VI, L.P. and 72,900 shares of Common Stock owned directly by L.E. Simmons & Associates, Incorporated (of which 62,050 were received on December 21, 2007 in connection with (1) the distribution of shares from SCF-

IV, L.P. to SCF-IV G.P., Limited Partnership, the then-general partner of SCF-IV, L.P., to redeem SCF-IV, G.P., Limited Partnership’s entire interest in SCF-IV, L.P. and (2) the subsequent distribution of shares from SCF-IV G.P., Limited Partnership to the partners in SCF-IV G.P., Limited Partnership). L.E. Simmons & Associates, Incorporated, the sole member and general partner, respectively, of SCF-IV, G.P., LLC and SCF-VI, G.P., Limited Partnership, has the power to direct the affairs of such entities, including decisions respecting the voting and disposition of the shares of Common Stock of Complete Production Services, Inc. held by SCF-IV, L.P. and SCF-VI, L.P. 62,050 of the 72,900 shares of Common Stock owned directly by L.E. Simmons & Associates, Incorporated are subject to an understanding pursuant to which L.E. Simmons & Associates, Incorporated has agreed not dispose of such shares at a faster rate than SCF-IV, L.P. disposes of the shares owned directly by it. The parties to the understanding described above disclaim that the understanding constitutes the formation of a group.

5.	Includes 16,946,231 shares of Common Stock owned directly by SCF-IV, L.P., 681,432 shares of Common Stock owned directly by SCF-VI, L.P., 1,043,545 shares of Common Stock owned directly by LESFP, Ltd. (of which 890,105 were received on December 21, 2007 in connection with (1) the distribution of shares from SCF-IV, L.P. to SCF-IV G.P., Limited Partnership, the then-general partner of SCF-IV, L.P., to redeem SCF-IV, G.P., Limited Partnership’s entire interest in SCF-IV, L.P. and (2) the subsequent distribution of shares from SCF-IV G.P., Limited Partnership to the partners in SCF-IV G.P., Limited Partnership), 72,900 shares of Common Stock owned directly by L.E. Simmons & Associates, Incorporated (of which 62,050 were received on December 21, 2007 in connection with (1) the distribution of shares from SCF-IV, L.P. to SCF-IV G.P., Limited Partnership, the then-general partner of SCF-IV, L.P., to redeem SCF-IV, G.P., Limited Partnership’s entire interest in SCF-IV, L.P. and (2) the subsequent distribution of shares from SCF-IV G.P., Limited Partnership to the partners in SCF-IV G.P., Limited Partnership) and 1,390,530 shares of Common Stock owned directly by L.E. Simmons (of which 1,190,813 were received on December 21, 2007 in connection with (1) the distribution of shares from SCF-IV, L.P. to SCF-IV G.P., Limited Partnership, the then-general partner of SCF-IV, L.P., to redeem SCF-IV, G.P., Limited Partnership’s entire interest in SCF-IV, L.P. and (2) the subsequent distribution of shares from SCF-IV G.P., Limited Partnership to the partners in SCF-IV G.P., Limited Partnership). L.E. Simmons is the President and sole stockholder of L.E. Simmons & Associates, Incorporated and in that capacity may be deemed to beneficially own all of the securities of Complete Production Services, Inc. beneficially owned by L.E. Simmons & Associates, Incorporated. L.E. Simmons is the President and sole member of LESGP, LLC and in that capacity may be deemed to beneficially own all of the securities of Complete Production Services, Inc. beneficially owned by LESGP, LLC. 62,050 of the 72,900 shares of Common Stock owned directly by L.E. Simmons & Associates, Incorporated, 890,105 of the 1,043,545 shares of Common Stock owned directly by LESFP, Ltd. and 1,190,813 of the 1,390,530 shares of Common Stock owned directly by L.E. Simmons are subject to an understanding pursuant to which L.E. Simmons & Associates, Incorporated, LESFP, Ltd., and L.E. Simmons have agreed not dispose of such shares at a faster rate than SCF-IV, L.P. disposes of the shares owned directly by it. The parties to the understanding described above disclaim that the understanding constitutes the formation of a group.

6.	Includes 1,043,545 shares of Common Stock owned directly by LESFP, Ltd., of which 890,105 were received on December 21, 2007 in connection with (1) the distribution of shares from SCF-IV, L.P. to SCF-IV G.P., Limited Partnership, the then-general partner of SCF-IV, L.P., to redeem SCF-IV, G.P., Limited Partnership’s entire interest in SCF-IV, L.P. and (2) the subsequent distribution of shares from SCF-IV G.P., Limited Partnership to the partners in SCF-IV G.P., Limited Partnership. 890,105 of the 1,043,545 shares of Common Stock owned directly by LESFP, Ltd. are subject to an understanding pursuant to which LESFP, Ltd. has agreed not dispose of such shares at a faster rate than SCF-IV, L.P. disposes of the shares owned directly by it. The parties to the understanding described above disclaim that the understanding constitutes the formation of a group.

7.	Includes 1,043,545 shares of Common Stock owned directly by LESFP, Ltd., of which 890,105 were received on December 21, 2007 in connection with (1) the distribution of shares from SCF-IV, L.P. to SCF-IV G.P., Limited Partnership, the then-general partner of SCF-IV, L.P., to redeem SCF-IV, G.P., Limited Partnership’s entire interest in SCF-IV, L.P. and (2) the subsequent distribution of shares from SCF-IV G.P., Limited Partnership to the partners in SCF-IV G.P., Limited Partnership. LESGP, LLC is the general partner of LESFP, Ltd. and has the power to direct the affairs of LESFP, Ltd., including decisions respecting the voting and disposition of the shares of Common Stock of Complete Production Services, Inc. held by LESFP, Ltd. 890,105 of the 1,043,545 shares of Common Stock owned directly by LESFP, Ltd. are subject to an understanding pursuant to which LESFP, Ltd. has agreed not dispose of such shares at a faster rate than SCF-IV, L.P. disposes of the shares owned directly by it. The parties to the understanding described above disclaim that the understanding constitutes the formation of a group.

8.	Includes 734,930 shares of Common Stock owned directly by David C. Baldwin, of which 609,806 were received on December 21, 2007 in connection with (1) the distribution of shares from SCF-IV, L.P. to SCF-IV G.P., Limited Partnership, the then-general partner of SCF-IV, L.P., to redeem SCF-IV, G.P., Limited Partnership’s entire interest in SCF-IV, L.P. and (2) the subsequent distribution of shares from SCF-IV G.P., Limited Partnership to the partners in SCF-IV G.P., Limited Partnership. The 609,806 shares of Common Stock are subject to an understanding pursuant to which David C. Baldwin has agreed not dispose of such shares at a faster rate than SCF-IV, L.P. disposes of the shares owned directly by it. The parties to the understanding described above disclaim that the understanding constitutes the formation of a group.

9.	Includes 478,220 shares of Common Stock owned directly by Anthony F. DeLuca, of which 406,540 were received on December 21, 2007 in connection with (1) the distribution of shares from SCF-IV, L.P. to SCF-IV G.P., Limited Partnership, the then-general partner of SCF-IV, L.P., to redeem SCF-IV, G.P., Limited Partnership’s entire interest in SCF-IV, L.P. and (2) the subsequent distribution of shares from SCF-IV G.P., Limited Partnership to the partners in SCF-IV G.P., Limited Partnership. The 406,540 shares of Common Stock are subject to an understanding pursuant to which Anthony F. DeLuca has agreed not dispose of such shares at a faster rate than SCF-IV, L.P. disposes of the shares owned directly by it. The parties to the understanding described above disclaim that the understanding constitutes the formation of a group.

10.	Includes 783,866 shares of Common Stock owned directly by Andrew L. Waite, of which 652,599 were received on December 21, 2007 in connection with (1) the distribution of shares from SCF-IV, L.P. to SCF-IV G.P., Limited Partnership, the then-general partner of SCF-IV, L.P., to redeem SCF-IV, G.P., Limited Partnership’s entire interest in SCF-IV, L.P. and (2) the subsequent distribution of shares from SCF-IV G.P., Limited Partnership to the partners in SCF-IV G.P., Limited Partnership. The 652,599 shares of Common Stock are subject to an understanding pursuant to which Andrew L. Waite has agreed not dispose of such shares at a faster rate than SCF-IV, L.P. disposes of the shares owned directly by it. The parties to the understanding described above disclaim that the understanding constitutes the formation of a group.

11.	Includes 348,555 shares of Common Stock owned directly by JWG Management, Ltd., or which 299,555 were received on December 21, 2007 in connection with (1) the distribution of shares from SCF-IV, L.P. to SCF-IV G.P., Limited Partnership, the then-general partner of SCF-IV, L.P., to redeem SCF-IV, G.P., Limited Partnership’s entire interest in SCF-IV, L.P. and (2) the subsequent distribution of shares from SCF-IV G.P., Limited Partnership to the partners in SCF-IV G.P., Limited Partnership. The 299,555 shares of Common Stock are subject to an understanding pursuant to which JWG Management, Ltd. has agreed not dispose of such shares at a faster rate than SCF-IV, L.P. disposes of the shares owned directly by it. The parties to the understanding described above disclaim that the understanding constitutes the formation of a group.

12.	Includes 5,740 shares of Common Stock owned directly by John H.W. Geddes and 348,555 shares of Common Stock owned directly by JWG Management, Ltd., of which 299,555 were received on December 21, 2007 in connection with (1) the distribution of shares from SCF-IV, L.P. to SCF-IV G.P., Limited Partnership, the then-general partner of SCF-IV, L.P., to redeem SCF-IV, G.P., Limited Partnership’s entire interest in SCF-IV, L.P. and (2) the subsequent distribution of shares from SCF-IV G.P., Limited Partnership to the partners in SCF-IV G.P., Limited Partnership. 299,555 of the 348,555 shares of Common Stock owned directly by JWG Management, Ltd. are subject to an understanding pursuant to which JWG Management, Ltd. has agreed not dispose of such shares at a faster rate than SCF-IV, L.P. disposes of the shares owned directly by it. The parties to the understanding described above disclaim that the understanding constitutes the formation of a group. John H.W. Geddes is President and sole stockholder of JWG Management, Ltd. and in that capacity may be deemed to beneficially own all of the securities of Complete Production Services, Inc. beneficially owned by JWG Management, Ltd.

Item 5.	Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [  ]

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

Not applicable.

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 12, 2008

SCF-IV, L.P.
By:	SCF-IV, G.P., LLC
	By:	L.E. Simmons & Associates, Incorporated

		By:	/s/ Anthony F. DeLuca

Anthony F. DeLuca, Managing Director

SCF-IV, G.P., LLC
By:	L.E. Simmons & Associates, Incorporated

	By:	/s/ Anthony F. DeLuca

Anthony F. DeLuca, Managing Director

SCF-VI, L.P.
By:	SCF-VI, G.P., Limited Partnership
	By:	L.E. Simmons & Associates, Incorporated

		By:	/s/ Anthony F. DeLuca

Anthony F. DeLuca, Managing Director

SCF-VI, G.P., Limited Partnership
By:	L.E. Simmons & Associates, Incorporated

	By:	/s/ Anthony F. DeLuca

Anthony F. DeLuca, Managing Director

L.E. Simmons & Associates, Incorporated

By:	/s/ Anthony F. DeLuca

Anthony F. DeLuca, Managing Director

L.E. Simmons

/s/ L.E. Simmons

L.E. Simmons, individually

David C. Baldwin
/s/ David C. Baldwin
David C. Baldwin, individually

Anthony F. DeLuca
/s/ Anthony F. DeLuca
Anthony F. DeLuca, individually

Andrew L. Waite
/s/ Andrew L. Waite
Andrew L. Waite, individually

John H.W. Geddes
/s/ John H.W. Geddes
John H. W. Geddes, individually

JWG Management, Ltd.
By:	/s/ John H. W. Geddes
John H.W. Geddes, President

LESFP, Ltd.
By:	LESGP, LLC

	By:	/s/ L.E. Simmons

L.E. Simmons, President

LESGP, LLC
By:	/s/ L.E. Simmons
L.E. Simmons, President

EXHIBIT INDEX
1.	Joint Filing Agreement dated February 12, 2008 by and among SCF-IV, L.P., SCF-IV, G.P., LLC, SCF-VI, L.P., SCF-VI, G.P., Limited Partnership, L.E. Simmons and Associates, Incorporated, L.E. Simmons, David C. Baldwin, Anthony F. DeLuca, Andrew L. Waite, John H.W. Geddes, JWG Management, Ltd., LESGP, LLC and LESFP, Ltd.